Exhibit (a)(1)(F)

To:
From:
Subject:	Launch of the Cardinal Health, Inc. Stock Option Exchange Program for Eligible Employees Working in France
Date:

I am pleased to announce that we have officially launched the Cardinal Health, Inc. Stock Option Exchange Program effective today, Friday, June 19, 2009. The Stock Option Exchange Program provides eligible employees working in France an opportunity to voluntarily exchange certain employee stock options for new French qualified restricted share units covering a lesser number of Cardinal Health common shares (the “Offer”). The Offer expires at 11:59 p.m. Eastern Time on Friday, July 17, 2009, unless we extend the Offer, and is subject to terms and conditions described in the document titled “Offer to Exchange Certain Outstanding Stock Options for New Stock Options” (included as an attachment to this email). Your election to participate must be received prior to the expiration of the Offer if you wish to participate in the Offer. You may change or withdraw your election to participate at any time prior to the expiration of the Offer.

In this Offer email:

This email contains important information about the Offer, including:

•	the Offer to Exchange Certain Outstanding Stock Options for New Stock Options;

•	the Form of Restricted Share Units Agreement;

•

two identical copies of a personalized paper Election Form, which contains a list of your eligible options, including the eligible option grant dates, the exercise price of your eligible options, the number of shares subject to your eligible options, the exchange ratio and the number of shares that would be subject to your new restricted share units if you were to elect to participate in the Offer; and

•	country-specific information regarding tax and social insurance consequences of participating in the Offer including specific terms of the new restricted share units.

We are making this Offer on the terms and subject to the conditions described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options and the Election Form.

Webcast soon available

Within the next two weeks, we will send you a link to an informational webcast about the opportunity as well as an invitation to a telephone conference call for all French eligible employees that will give you the opportunity to ask questions.

How to participate:

You may submit your election in the following ways:

•	Overnight Delivery, Mail, Fax or Email:

You may complete the enclosed paper Election Form and send it to Cardinal Health at the address noted on the Election Form. You may also either fax the Election Form to Cardinal Health at the number noted on the Election Form, or scan and email the Election Form to Cardinal Health at the address noted on the Election Form.

Submissions by any other means will NOT be accepted.

Deadline:

If you choose to participate in the Offer, your properly completed and signed paper Election Form must be received by Cardinal Health before 11:59 p.m., Eastern Time, on July 17, 2009, unless this deadline is extended. If the deadline is extended, we will make a public announcement of the extension and the new deadline no later than 9:00 a.m., Eastern Time, on the business day after the previous deadline. The expiration deadline will be strictly enforced. Please note that no paper Election Forms will be accepted unless they are properly completed, signed and dated, and received by Cardinal Health before the deadline, even if they are mailed or postmarked before the deadline.

Withdrawal or Change of Election:

If you submit an election to participate in the Offer, you may change or withdraw your election at any time prior to the expiration of the Offer. If you wish to change or withdraw your previously submitted elections, you must notify Cardinal Health of your withdrawal/change of election by overnight delivery, mail, fax or email using another copy of your Election Form. The deadline and means for submitting an Election Form to withdraw or change your election is the same as the deadline for submitting an initial Election Form, as discussed above.

You should carefully read the enclosed information, and you are encouraged to consult your own tax, financial and legal advisors before you make any decision whether to participate in the Offer. No one from Cardinal Health or any other entity is, or will be, authorized to provide you with advice, recommendations or additional information in this regard. We make no recommendations as to whether you should participate in the Offer and recommend that you consult with your own advisors regarding your decision.

If you have questions about the Offer or how to participate, please contact Stock & Option Solutions, a firm that we have engaged to assist us in administering the Offer, at the numbers below:

1-800-936-5340 (from within the United States or Canada)

1-614-808-1620 (from outside the United States or Canada)

Stock & Option Solutions is also available to answer your questions via email at StockOptionExchangeProgram@Cardinalhealth.com.

Sincerely,

Carole Watkins

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